Consent of Independent Auditors

We hereby consent to the incorporation by reference in this Annual Report on Form 40-F for the year ended February 29, 2012 of Virginia Mines Inc. (the "Company") of our report dated May 14, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Exhibit incorporated by reference in this Annual Report on Form 40-F.

PricewaterhouseCoopers LLP

Chartered Accountants

Québec, Quebec, Canada
May 14, 2012

PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., Chartered Accountants
Place de la Cité, Tour Cominar, 2640 Laurier Boulevard, Suite 1700, Québec, Quebec, Canada G1V 5C2
T: +1 418 522 7001, F: +1 418 522 5663, www.pwc.com/ca